Exhibit 10.1

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of the      day of             , 2010, by and among ANDERSON & STRUDWICK, INCORPORATED, a Virginia corporation (the “Placement Agent”), HOMEOWNERS CHOICE, INC., a Florida corporation (the “Company”), and SUNTRUST BANK (the “Escrow Agent”).

R E C I T A L S:

A. The Company proposes to sell up to a maximum of 1,200,000 shares of its 6% Series A Noncumulative Redeemable Preferred Stock (the “Shares”) at a price of $10.00 per Share (the “Offering”).

B. The Company has retained the Placement Agent as agent for the Company to sell the Shares in the Offering, and the Placement Agent has agreed to sell the Shares in the Offering as the Company’s agent.

C. The Escrow Agent is willing to hold the proceeds of the Offering in escrow pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

1. Establishment of the Escrow Agent. Contemporaneously herewith, the parties have established a non-interest-bearing account with the Escrow Agent, which escrow account is entitled “Homeowners Choice, Inc. Preferred A Shares Escrow Account” (the “Escrow Account”). Prospective investors in the Offering will tender completed subscription agreements and funds directly to the Escrow Agent, for deposit by Escrow Agent in the Escrow Account pending acceptance by the Company and the Placement Agent. Investors shall make all checks payable to “SunTrust Bank – Homeowners Choice, Inc. Preferred A Shares Escrow Account.”

2. Escrow Period. The escrow period (the “Escrow Period”) shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

(a) the date on which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $12,000,000 in payment for subscriptions of 1,200,000 Shares (the “Maximum”) and has released $12,000,000 in such subscription funds to the Company upon its acceptance of the subscriptions; or

(b) the date on which the Placement Agent and the Company notify the Escrow Agent in writing that the Offering has been terminated.

The Company is aware and understands that, until a subscription has been accepted by the Company and the Placement Agent, the Company is not entitled to any funds received into escrow for such subscription and no amounts deposited in the Escrow Account for such subscription shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

3. Handling and Acceptance of Deposits in the Escrow Account. Prospective subscribers of Shares shall be instructed to deliver to the Escrow Agent completed, executed subscription agreements as well as payment of corresponding monies required to purchase the associated Shares, such payments to be deposited in the Escrow Account. Each month during the Escrow Period, on the first (1st) day of the month and also on the last day of the Escrow Period (or, in the event such days are not business days, on the next business day), the Escrow Agent shall deliver to the Placement Agent and the Company copies of all subscription agreements then in its possession and simultaneously notify the Placement Agent and the Company in writing of the corresponding monies held in the Escrow Account from each prospective subscriber, provided that the Placement Agent or the Company can make a specific request for such information at any time during the Escrow Period. If the Escrow Agent has received no new subscriptions and funds in the preceding month, it shall so notify the Placement Agent and the Company. The Placement Agent shall, within seven (7) days after the date of said notice and delivery (that is, on or about the 8th day of each month during the Escrow Period, or, if such date is not a business day, on the next business day), notify the Escrow Agent in writing whether it and the Company accept or reject, in whole or in part, each subscription. The Escrow Agent will respond via electronic mail to requests from the Placement Agent or the Company for information regarding the number of subscription agreements then in the Escrow Agent’s possession and the corresponding monies held in the Escrow Account.

4. Investment of Escrow Account. The Escrow Agent shall deposit funds received from prospective subscribers in the Escrow Account.

5. Collection Procedure.

(a) The Escrow Agent is hereby authorized to deposit in the Escrow Account each check received from a prospective subscriber.

(b) In the event any check received from a prospective subscriber and deposited in the Escrow Account shall be returned, the Escrow Agent shall notify the Company by telephone of such occurrence and advise it of the name of the prospective subscriber, the amount of the check returned, and any other pertinent information. The Escrow Agent shall then transmit the returned check directly to the prospective subscriber and shall transmit the statement previously delivered by the Placement Agent relating to such subscription, if any, to the Placement Agent.

6. Return of Monies in the Escrow Account.

(a) In the event the Placement Agent and the Company notify the Escrow Agent that the Offering has been terminated, the Escrow Agent shall promptly refund to each prospective subscriber the amount received from the prospective subscriber associated with subscriptions that have not been accepted by the Company and the Placement Agent, in all cases without deduction, penalty, or expense to the prospective subscriber. The Escrow Agent shall notify the Company and the Placement Agent of its distribution of the funds.

(b) In the event, and to the extent the Escrow Agent receives written notice from the Company or its Placement Agent that it has not accepted a prospective subscriber’s subscription for Shares, in whole or in part, the Escrow Agent shall disburse the unaccepted portion of the subscription funds from said prospective subscriber held in escrow to such prospective subscriber, without deduction, penalty or expense to the prospective subscriber, and the Escrow Agent shall notify the Company and the Placement Agent of its distribution of the funds. If the Placement Agent or the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the prospective subscriber’s check for collection, the Escrow Agent shall promptly issue a check in the amount of such prospective subscriber’s check to the prospective subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a prospective subscriber’s check for collection, the Escrow Agent shall promptly remit such prospective subscriber’s check directly to the prospective subscriber.

(c) Any subscription funds returned to a prospective subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

7. Closings. Assuming receipt of subscription agreements and funds by the Escrow Agent as well as acceptance of subscriptions by the Company and the Placement Agent, closings shall occur every month (on or about the 8th day of such month) during the Escrow Period promptly after the Placement Agent notifies the Escrow Agent of the subscriptions that it and the Company have accepted, in whole or in part, for the Shares, and the Escrow Agent has released the corresponding proceeds to the Company (“Closings”). Notwithstanding the foregoing, the Placement Agent and the Company may agree to hold a Closing at any time during the Escrow Period by providing the Escrow Agent written notice thereof at least five days in advance of the desired Closing date.

8. Disbursements from Escrow Account.

(a) In accordance with the requirements of Section 3, prior to each Closing, the Placement Agent shall provide the Escrow Agent with a statement, executed by each party, containing the following information:

(i) a description of each subscription agreement it has accepted (which description shall include the identity of the subscriber), the number of Shares purchased thereby, and the amounts of the corresponding subscription funds held in the Escrow Account to be disbursed to the Company;

(ii) a description of each subscription agreement it has rejected (which description shall include the identity of the subscriber) and the amounts of the corresponding subscription funds held in the Escrow Account to be returned to the prospective subscribers; and

(iii) if a subscription agreement is accepted in part and rejected in part, a description of each such subscription agreement (which description shall include the identity of the subscriber), the number of Shares for which subscription is accepted and the amount of the corresponding subscription funds to be disbursed to the Company, and the number of Shares for which subscription is rejected and the amount of the corresponding subscription funds to be returned to the prospective subscriber.

(b) The Escrow Agent shall, on or about the 8th day of each month during the Escrow Period (or, should such date not be a business day, on the first business day thereafter), disburse or return subscription funds held in the Escrow Account in accordance with this Agreement and the instructions of the Placement Agent and the Company, and it shall concurrently provide the Placement Agent and the Company with written notice of its disbursements or returns in accordance with the instructions of the Placement Agent and the Company.

9. Compensation of Escrow Agent. The Company shall pay the Escrow Agent a fee for its services hereunder in an amount equal to Two Thousand Five Hundred Dollars ($2,500), payable on or before the initial Closing. No such fee or any other monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

10. Disbursement into Court. If, at any time, there shall exist any dispute between the Company, the Placement Agent and/or the subscribers with respect to the holding or disposition of any portion of the funds held in the Escrow Account or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the funds held in the Escrow Account or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Company and the Placement Agent have not within 30 days of the furnishing by the Escrow Agent of a notice of resignation appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case my be); provided however, that the Escrow Agent shall continue to hold funds in the Escrow Account in accordance with Section 4 hereof; and/or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Richmond, Virginia, for instructions with respect to such dispute or uncertainty, and pay into court all funds held by it in the Escrow Account for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to the Company, the Placement Agent or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of the Escrow Agent.

11. Duties and Rights of the Escrow Agent. The foregoing agreements and obligations of the Escrow Agent are subject to the following provisions:

(a) The Escrow Agent’s duties hereunder are limited solely to the safekeeping and disposition of amounts in the Escrow Account in accordance with the terms of this Agreement. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely of a ministerial nature, and the Escrow Agent shall incur no liability whatsoever except for negligence, willful misconduct or bad faith.

(b) The Escrow Agent is authorized to rely on any document believed by the Escrow Agent to be authentic in making any delivery of the Escrow Account or the certificates representing the Shares. It shall have no responsibility for the genuineness or the validity of any document or any other item deposited with it and it shall be fully protected in acting in accordance with this Agreement or instructions received.

(c) The Company and the Placement Agent hereby waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the gross negligence, willful misconduct, or bad faith of the Escrow Agent.

12. Notices. It is further agreed as follows:

(a) All notices given hereunder will be in writing and delivered by registered or certified mail, return receipt requested, postage prepaid, hand-delivery, overnight courier, or confirmed facsimile or electronic mail transmission to the parties at the following addresses, or such other address as a party may specify by proper notice:

To the Company:

Homeowners Choice, Inc.

2340 Drew Street, Suite 200

Clearwater, Florida 33765

Attention: Andrew Graham, Esquire

Facsimile: (727) 797-7591

E-mail: agraham@hcpci.com

To the Placement Agent:

Anderson & Strudwick, Incorporated

707 East Main Street, 20th Floor

Richmond, Virginia 23219

Attention: L. McCarthy Downs, III

Facsimile: (804) 648-3404

E-mail: mdowns@andersonstrudwick.com

With a copy to:

Kaufman & Canoles, P.C.

Three James Center

1051 East Cary Street

12th Floor

Richmond, Virginia 23219

Attention: Bradley A. Haneberg, Esq.

Facsimile: (804) 771-5777

Email: bahaneberg@kaufcan.com

To the Escrow Agent:

SunTrust Bank

919 East Main Street

7th Floor

Richmond, Virginia 23219

Attention: Matthew Ward

Facsimile: (804) 782 7855

E-mail: matthew.ward@suntrust.com.

(b) Time of Notices. Notice shall be deemed to be given by one party to another party on the day of transmittal in the case of delivery by hand-delivery or confirmed facsimile or electronic mail transmission, and on the day of receipt in the case of delivery by overnight courier.

13. Miscellaneous.

(a) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) If any provision of this Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

(c) This Agreement shall be governed by the applicable laws of the Commonwealth of Virginia.

(d) This Agreement may not be modified except in writing signed by the parties hereto.

(e) All demands, notices, approvals, consents, requests and other communications hereunder shall be given in the manner provided in this Agreement.

(f) This Agreement may be executed in one or more counterparts, and if executed in more than one counterpart, the executed counterparts shall together constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names, all as of the date first above written.

ANDERSON & STRUDWICK, INCORPORATED

By:
L. McCarthy Downs, III
Senior Vice President

HOMEOWNERS CHOICE, INC.

By:
Name:	Francis McCahill, III
Title:	Chief Executive Officer

SUNTRUST BANK

By:
Name:	Matthew Ward
Title:	Trust Officer